Exhibit 99.3

P.O. Box 20103 Kansas City, MO 64195 866.877.2525 • fax 816.713.8810 www.uspremiumbeef.com

December 30, 2011

TO:	USPB PATRONAGE NOTICE HOLDERS
FROM:	STEVEN D. HUNT, CEO

RE:	USPB MEMBERS OVERWHELMINGLY VOTE TO APPROVE SALE TO LEUCADIA

I am pleased to report that the sale of a substantial portion of National Beef Packing Co., LLC (National Beef) to Leucadia National Corporation (Leucadia) was closed on December 30, 2011, after U.S. Premium Beef’s members overwhelmingly approved the sale on December 29, 2011. Our members have strongly stated they support our Board of Directors’ and management’s recommendation to move forward with our agreement with Leucadia. We view this as a tremendous opportunity for our company, unitholders and other producers who have marketed, or may want to market, cattle through USPB in the future.

A key factor in our members’ approval of the proposed transaction is that USPB’s unitholders will be able to continue to enjoy the company’s original objectives including assurance of market access, quality based pricing and ownership in beef processing. Completion of this transaction will result in a more diversified ownership base for National Beef with a cleaner balance sheet and the sustainment of USPB’s highly successful cattle supply arrangement.

As mentioned in our December 5 letter, the closing of the transaction provides USPB the ability to redeem its outstanding patronage notices.  As a result, attached is a check for your patronage notices.  This check represents the final and full redemption of all of your patronage notices.

Please don’t hesitate to contact our office at 866-877-2525 with any questions. Thank you for your continued support and participation in U.S. Premium Beef.

Safe Harbor Forward Looking Statement: USPB is including the following cautionary statement in this letter to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements include statements regarding the sale of a substantial portion of National Beef to Leucadia and are based on the current expectations and assumptions of USPB, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties may be discussed in the Proxy Statement mailed to USPB’s members as well as the most recently filed Annual Reports on Form 10-K. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this letter will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.